Exhibit 10.2
UNITED STATES OF AMERICA
DEPARTMENT OF THE TREASURY
COMPTROLLER OF THE CURRENCY

In the Matter of:	)	AA-EC-2009-13
Corus Bank, National Association	)
Chicago, Illinois	)
CONSENT ORDER
WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has examined Corus Bank, National Association, Chicago, Illinois (“Bank”), and his findings are contained in the Report of Examination dated as of September 30, 2008 (“ROE”);
WHEREAS, in the interests of cooperation, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated February 18, 2009, that is accepted by the Comptroller. By this Stipulation and Consent, which is incorporated by reference herein, the Bank, without admitting or denying any wrongdoing, has consented to the issuance of this Consent Order (“Order”) by the Comptroller; and
NOW, THEREFORE, the Comptroller, acting by and through his designated representative and by virtue of the authority conferred by 12 U.S.C. § 1818(b), hereby orders that:
ARTICLE I
COMPLIANCE COMMITTEE
(1) Within ten (10) days, the Board shall appoint a Compliance Committee of at least three (3) directors, a majority of whom shall not be employees or controlling shareholders of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.
(3) Within thirty (30) days of the date of this Order and every thirty (30) days thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the actions needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.
(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.
(5) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:
Director for Special Supervision
Comptroller of the Currency
250 E Street, S.W.
Mail Stop 6-4
Washington, DC 20219
with a copy to:
Chicago North Field Office
Comptroller of the Currency
Two Century Centre, Suite 800
1700 E. Golf Road
Schaumburg, IL 60173

(6) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.
ARTICLE II
CAPITAL MINIMUMS AND STRATEGIC PLANNING
(1) The Bank shall, within one hundred twenty (120) days, achieve and maintain the following minimum capital levels (as defined in 12 C.F.R. Part 3)1:
(a)	Tier 1 capital at least equal to twelve percent (12%) of risk-weighted assets;

(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.[2]
(2) Within sixty (60) days, the Board shall forward to the Director for his review a written Capital Plan for the Bank covering at least a three-year period. Immediately following receipt of the Director’s determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:
(a)	specific plans for the maintenance of adequate capital that may in no event be less than the requirements of paragraph (1) of this Article;

(b)	projections of the sources and timing of additional capital, and the primary sources from which the Bank will maintain an appropriate capital structure;

[1]	The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6 pursuant to 12 C.F.R. § 6.4(b)(1)(iv).

[2]	Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure used for call report purposes minus end-of-quarter intangible assets.

(c)	a financial forecast to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Capital Plan;

(d)	a description of the assumptions used to determine financial projections and growth targets;

(e)	contingency plans that identify alternative sources and timing of acquiring additional capital should the primary source(s) under (b) above not be available; and

(f)	a dividend policy that permits the declaration of a dividend only:
(i)	when the Bank is in compliance with its approved Capital Plan and will remain in compliance with its approved Capital Plan and paragraph (1) of this Article immediately following the payment of any dividend;

(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(iii)	following the prior written determination of no supervisory objection by the Director.
(3) Prior to the Bank’s offering of any new products or services, or the resumption of commercial real estate lending, the Board shall forward to the Director for his review a written Strategic Plan for the Bank covering at least a three-year period. Immediately following receipt of the Director’s determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan which shall, at a minimum, include the following:
(a)	the strategic goals and objectives to be accomplished, to focus on reduced concentrations risk and greater diversification of risk in business lines;

(b)	an assessment of the risks and benefits of the product, service or business line to the Bank;

(c)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in the Bank’s identified target market(s);

(d)	specific actions to accomplish identified strategic goals and objectives, including specific time frames;

(e)	designated Bank personnel who are responsible and accountable for achieving each goal and objective of the Strategic Plan; and

(f)	the appointment of a qualified and capable Chief Credit Officer who shall be vested with sufficient executive authority to fulfill the duties and responsibilities of this position and ensure the safe and sound operation of the Bank.
(4) Prior to the appointment of any individual pursuant to paragraph (3), section (f) of this Article, the Board shall submit to the Director written notice as required by 12 C.F.R. § 5.51 and in accordance with the Comptroller’s Licensing Manual, to include a position description, duties and responsibilities. The Director shall have the power to disapprove the appointment of the proposed officer. However, the failure to exercise such veto power shall not constitute an approval or endorsement of the proposed officer.
(5) The requirement to submit information and the prior disapproval provisions of paragraph (4) of this Article are based upon the authority of 12 U.S.C. § 1818(b) and do not require the Comptroller or the Director to complete his review and act on any such information or authority within ninety (90) days.

(6) The Board shall review and update the Bank’s Capital Plan and Strategic Plan on an annual basis or more frequently if necessary, or if requested by the Director. Prior to adoption by the Board, any subsequent amendments or revisions to the Capital Plan or the Strategic Plan shall be forwarded to the Director for review and prior written determination of no supervisory objection. Upon receiving a determination of no supervisory objection from the Director, the Bank (subject to Board review and ongoing monitoring) shall immediately implement and adhere to the Capital Plan and/or Strategic Plan, as amended or revised.
(7) If the Director determines, in his sole judgment, that the Bank failed to submit an acceptable Capital Plan as required by paragraph (2) of this Article, or fails to implement or adhere to a Capital Plan for which the Director has taken no supervisory objection pursuant to paragraphs (2) or (3) of this Article, then within thirty (30) days of receiving written notice from the Director of such fact, the Bank shall develop and shall submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan, which shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.
(8) In the event that the Disposition Plan submitted by the Bank’s Board outlines a sale or merger of the Bank, the Disposition Plan, at a minimum, shall address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the Disposition Plan. If the Disposition Plan outlines a liquidation of the Bank, the Disposition Plan shall detail the actions and steps necessary to accomplish the liquidation in conformance with 12 U.S.C. §§ 181 and 182, and the dates by which each step of the liquidation shall be completed, including the date by which the Bank will terminate the national bank charter. In the event of liquidation, the Bank shall hold a shareholder vote pursuant to 12 U.S.C. § 181, and commence liquidation, within thirty (30) days of receiving the Director’s written determination of no supervisory objection to the Disposition Plan.

(9) After the Director has advised the Bank in writing that he does not take supervisory objection to the Disposition Plan, the Board shall immediately implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan. Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written supervisory non-objection from the Director, may be deemed a violation of this Order, in the exercise of the Director’s sole discretion.
ARTICLE III
LIQUIDITY RISK MANAGEMENT PROGRAM
(1) Within thirty (30) days, the Board shall revise and maintain a comprehensive liquidity risk management program which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:
(a)	strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:
(i)	better diversification of funding sources, reducing reliance on high cost providers;

(ii)	reducing rollover risk;

(iii)	increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iv)	monitoring the projected impact on reputation, economic and credit conditions in the Bank’s market(s).
(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:
(i)	a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next two months and monthly for the following four months, which schedule shall be updated at least weekly;

(ii)	a schedule of all funding obligations, including money market accounts, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next two months and monthly for the following four months, which schedule shall be prepared and updated at least weekly;

(iii)	a listing of funding sources, prepared and updated on a weekly basis for the next two months and monthly for the following four months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable.

(iv)	a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections. Such reports shall include, at a minimum:
1.	the funding obligations and sources required by (b) and (c) of this paragraph;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.	projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.
(c)	A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event. The contingency funding plan shall include:
(i)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6 (which plans may be subject to revision as may be appropriate upon the adoption, if any, of currently-proposed changes to 12 C.F.R.337.6);

(ii)	the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank’s contingency funding practices are consistent with the Board’s guidance and risk tolerances.
(2) The Board shall submit a copy of the comprehensive liquidity risk management program, along with the reports required by this Article, to the Director for review.
ARTICLE IV
LOAN POLICY
(1) The Board shall, within ninety (90) days, adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a revised written loan policy to improve the Bank’s credit administration. The loan policy shall include, but not be limited to, the following:
(a)	requirements that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining current and sufficient credit information to fully assess the borrower’s and guarantor(s) cash flow, debt service requirements, contingent liabilities, and liquidity on a global basis, and only after preparing a documented credit analysis;

(b)	a description of the types of credit information required on borrowers and guarantors including, but not limited to, annual audited statements, interim financial statements, personal financial statements, supporting schedules and tax returns;

(c)	requirement that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining and documenting a current, independent valuation of collateral;

(d)	procedures which prohibit, on any loan renewal or extension, the capitalization of accrued interest, including reversals of principal payments;

(e)	procedures which prohibit, on any loan modification, renewal or extension of maturity:
(i)	the establishment of an interest reserve using any Bank loan proceeds; and

(ii)	any retroactive reversal of principal payments being applied to accrued interest.
(f)	a process for early problem loan identification which accurately risk rates credits on at least a monthly basis and defines the specific risk characteristics associated with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk;”

(g)	requirements that loans be placed on non-accrual pursuant to the FFIEC Instructions for the Preparation of Consolidated Reports of Condition and Income;

(h)	an assignment of accountability for risk rating credits, placing loans on non-accrual status and adhering to the other credit standards contained within the Bank’s loan policy;

(i)	a performance appraisal process, including written evaluations, job descriptions, and incentive programs for loan officers, which adequately considers their performance relative to policy compliance, documentation standards, accuracy in credit grading, and other loan administration matters; and

(j)	procedures to track and analyze concentrations of credit, significant economic factors, and general conditions and their impact on the credit quality of the Bank’s loan portfolio.
(2) A copy of the Bank’s revised loan policy and procedures shall be forwarded to the Director, and the Board shall implement and ensure the Bank’s adherence to the revised loan policy and procedures. Any subsequent amendments or revisions to the loan policy and procedures shall be forwarded to the Director for review.
(3) Where the Bank deviates from these loan policies, exceptions shall be clearly documented and approved by the Board or a designated committee thereof.

ARTICLE V
CONCENTRATIONS OF CREDIT
(1) Within ninety (90) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a revised written commercial real estate (“CRE”) concentration management program (including appropriate revisions to policies and procedures) designed to manage the risk in the Bank’s CRE loan portfolio in accordance with the guidelines in OCC Bulletin 2006-46, Concentration in Commercial Real Estate Lending, Sound Risk Management Practices (dated December 6, 2006), and the Commercial Real Estate and Construction Lending, A-CRE, booklet of the Comptroller’s Handbook. The program shall, at a minimum, include the following:
(a)	establish policy guidelines and approve an overall CRE lending strategy regarding the level and nature of CRE exposures acceptable to the institution, including any specific commitments to particular borrowers or property types, such as multifamily housing;

(b)	ensure that management implements procedures and controls to effectively adhere to and monitor compliance with the institution’s lending policies and strategies;

(c)	require the review of information that identifies and quantifies the nature and level of risk presented by CRE concentrations, including reports that describe changes in CRE market conditions in which the institution lends;

(d)	require periodic reviews and approval of CRE risk exposure limits and appropriate sub-limits (for example, by nature of concentration) to conform to any changes in the institution’s strategies and to respond to changes in market conditions;

(e)	periodic portfolio-level stress tests or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(f)	preparation of ongoing market analyses for the various property types and geographic markets represented in its portfolio; and

(g)	ensure management develops appropriate strategies for managing CRE concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse CRE market conditions.
(2) The Board shall forward a copy of the revised program required in paragraph (1) above, and any CRE concentration reports, studies, and analyses to the Director. Any subsequent amendments or revisions to the program shall be forwarded to the Director for review.
ARTICLE VI
LOAN REVIEW
(1) The Board shall within ninety (90) days employ or designate a sufficiently experienced and qualified person(s) or firm to ensure the timely and independent identification of problem loans.
(2) Within ninety (90) days, the Board shall establish an effective, independent and on-going loan review system to review, at least quarterly, the Bank’s loan portfolio to assure the timely identification and categorization of problem credits. The system shall provide for a written report to be filed with the Board after each review and shall use a loan grading system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook. Such reports shall include, at a minimum, conclusions regarding:
(a)	the overall quality of the loan portfolio;

(b)	the identification, type, rating, and amount of problem loans;

(c)	the identification and amount of delinquent loans and leases;

(d)	credit and collateral documentation exceptions;

(e)	loans meeting the criteria for non-accrual status;

(f)	the identification and status of credit related violations of laws, rules or regulations;

(g)	loans not in conformance with the Bank’s loan policy, and exceptions to the Bank’s loan policy;

(h)	concentrations of credit; and

(i)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (g) of this paragraph.
(3) A written description of the program called for in this Article shall be forwarded to the Director upon implementation. Any subsequent amendments or revisions to the program shall be forwarded to the Director for review.
(4) The Board shall evaluate the loan review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).
(5) Upon completion, a copy of the reports submitted to the Board, as well as documentation of the actions taken by the Bank to collect or strengthen assets identified as problem credits, shall be submitted to the Director.

ARTICLE VII
ALLOWANCE FOR LOAN AND LEASE LOSSES
(1) The Board shall require the Bank to revise and maintain a program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”) that is consistent with the comments on maintaining a proper ALLL found in the FFIEC Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 dated December 13, 2006, and the “Allowance for Loan and Lease Losses” booklet of the Comptroller’s Handbook, and shall incorporate the following:
(a)	internal risk ratings of loans;

(b)	results of the Bank’s external loan review;

(c)	criteria for determining which loans will be reviewed under Financial Accounting Standard (“FAS”) 114, how impairment will be determined, and procedures to ensure that the analysis of loans complies with FAS 114 requirements;

(d)	criteria for determining FAS 5 loan pools and an analysis of those loan pools;

(e)	recognition of non-accrual loans in conformance with Generally Accepted Accounting Principles (“GAAP”) and the Federal Financial Institutions Examination Council (“FFIEC”) policy;

(f)	loan loss experience;

(g)	trends of delinquent and non-accrual loans;

(h)	concentrations of credit in the Bank; and

(i)	present and prospective economic and market conditions.
(2) The revised program shall provide for a review of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL.
(3) Upon completion, a copy of the Board’s revised program, and any subsequent revisions to the program, shall be submitted to the Director for review.

ARTICLE VIII
CRITICIZED ASSETS
(1) The Board shall take immediate and continuing action to protect the Bank’s interest in those assets criticized in the most recent Report of Examination (“ROE”) and any future ROE, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
(2) The Board’s compliance with paragraph (1) of this Article shall include the development of Criticized Asset Reports (“CARs”) on all credit relationships and other assets criticized as “doubtful,” “substandard,” or “special mention.” CARs must be updated and submitted to the Board and the Director monthly. Each CAR shall cover an entire credit relationship, and include, at a minimum, analysis and documentation of the following:
(a)	the origination date and any renewal or extension dates, amount, purpose of the loan, and the originating officer;

(b)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment source;

(c)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the collateral valuation;

(d)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations;

(e)	results of any FAS 114 impairment analysis;

(f)	significant developments, including a discussion of changes since the prior CAR, if any; and

(g)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.
(3) The Bank may not extend credit, directly or indirectly, including renewals, or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless each of the following conditions is met:
(a)	the Board, or a designated committee thereof, finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank. A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower;

(b)	the Bank performs a written credit and collateral analysis as required by paragraph (2)(d) of this Article and, if necessary, the written program adopted pursuant to paragraph (2)(g) of this Article is revised; and

(c)	the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the renewal or extension of additional credit.
(4) The requirements of paragraph (3) shall not apply to the disbursement of loan funds pursuant to contractual commitments to fund existing loans which exist as of the effective date of this Order.

ARTICLE IX
APPRAISALS OF REAL PROPERTY
(1) The Bank shall obtain a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. Part 34, on any loan that is secured by real property:
(a)	where the loan was criticized in the ROE or by the Bank’s internal or external loan review and the most recent independent appraisal is more than twelve (12) months old; or

(b)	when the borrower has failed to comply with the contractual terms of the loan agreement and an analysis of current financial information does not demonstrate the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement.
(2) The Bank shall obtain a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. Part 34, on each parcel of Other Real Estate Owned (“OREO”) when the property is transferred to OREO, or where it is needed to bring an existing OREO appraisal into conformity with the provisions of 12 C.F.R. Part 34.
(3) Appraisals required by this Article shall be ordered within thirty (30) days following the event which triggers the appraisal requirement, and shall be received within sixty (60) days of ordering.
(4) Within ninety (90) days, the Board shall require and ensure the Bank develops and implements an independent appraisal review and analysis process to ensure that appraisals conform to appraisal standards and regulations. The appraisal review and analysis process shall ensure that appraisals are:
(a)	performed in accordance with 12 C.F.R. Part 34;

(b)	consistent with the guidance in OCC Bulletin 2005-6, “Appraisal Regulations and the Interagency Statement on Independent Appraisal and Evaluation Functions: Frequently Asked Questions”, dated March 22, 2005; and

(c)	consistent with Advisory Letter 2003-9, “Independent Appraisal and Evaluation Function”, dated October 28, 2003.
(5) Written documentation supporting each appraisal review and analysis shall be retained in the loan file along with the appraisal.
ARTICLE X
OTHER REAL ESTATE OWNED
(1) Within thirty (30) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a revised Other Real Estate Owned (“OREO”) program to ensure that these assets are managed in accordance with 12 U.S.C. § 29 and 12 C.F.R. Part 34, Subpart E. At a minimum, the revised program shall:
(a)	identify the Bank officer(s) responsible for managing and authorizing transactions relating to the OREO properties;

(b)	contain an analysis of each OREO property which compares the cost to carry against the financial benefits of near term sale;

(c)	detail the marketing strategies for each parcel;

(d)	identify targeted time frames for disposing each parcel of OREO;

(e)	establish targeted write-downs at periodic intervals if marketing strategies are unsuccessful;

(f)	establish procedures to require periodic market valuations of each property, and the methodology to be used; and

(g)	provide for reports to the Board on the status of OREO properties on at least a quarterly basis.
(2) The Board shall ensure that the Bank officer(s) responsible for managing OREO receives staffing sufficient to implement and adhere to the program developed pursuant to this Article.
(3) Upon adoption, the Board shall submit a copy of the revised program, and any subsequent revisions to the program, to the Director.
ARTICLE XI
ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME
(1) If the Bank contends that compliance with any provision of this Order would cause undue hardship to the Bank, or requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision, that the Bank contends would warrant the Director to exempt the Bank from a provision, or that the Bank contends would warrant an extension of a timeframe within this Order.
(2) All such requests shall be accompanied by relevant supporting documentation, and to the extent requested by the Director, a sworn affidavit or affidavits setting forth any other facts upon which the Bank relies. The Director’s decision concerning a request shall be final and not subject to further review.

ARTICLE XII
CLOSING
(1) Although the Bank is required to submit certain proposed actions and programs for the review or prior determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.
(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar or otherwise prevent the Comptroller from so doing.
(3) Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.
(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose hand appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.
(5) In each instance in this Order in which the Bank or the Board is required to ensure adherence to, and undertake to perform certain obligations under, the Order, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require that corrective action of any non-compliance with such actions be taken in a timely manner.
(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818(b), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.
(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
IT IS SO ORDERED, this 18th day of February, 2009.

Ronald G. Schneck
Director
Special Supervision